TZ US PARENT, INC.
ANNUAL REPORT
DECEMBER 31, 2013

Exhibit 99.1

Ernst & Young LLP
Suite 3300
370 17th Street
Denver, CO 80202

Tel: +1 720 931 4000
Fax: +1 720 931 4444
ey.com

Report of Independent Auditors

The Board of Directors and Stockholders
TZ US Parent, Inc.

We have audited the accompanying consolidated financial statements of the TZ US Parent, Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statement of operations and comprehensive income (loss), changes in stockholder's equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

October 2, 2014

1409-1318820

1

A member firm of Ernst & Young Global Limited

TZ US PARENT, INC.
CONSOLIDATED BALANCE SHEET

As of
December 31,
2013
Assets	(in thousands, except per share data)
Current assets:
Cash and cash equivalents	$128,490
Accounts receivable, net of allowances of $13,760 and $6,556, respectively	133,453
Prepaid expenses and other current assets (Note 3)	15,446
Income tax receivable	2,940
Deferred tax assets (Note 11)	21,614
Total current assets	301,943

Noncurrent assets:
Other assets (Note 3)	27,841
Long-term investments (Note 4)	2,326
Property and equipment, net (Note 5)	128,181
Capitalized software development costs, net (Note 6)	30,590
Deferred tax assets (Note 11)	206
Intangible assets, net (Note 7)	222,826
Goodwill (Note 7)	911,979
Total noncurrent assets	1,323,949
Total assets	$1,625,892

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$23,436
Accrued related party management and transaction fees (Note 19)	1,800
Current portion of accrued contingent payment (Note 17)	7,800
Accrued liabilities and other (Note 9)	72,063
Current portion of lease financing obligation (Note 5)	1,154
Current portion of first lien term loan (Note 10)	22,691
Deferred revenue	68,427
Total current liabilities	197,371

Long-term obligations, net of current portion:
Contingent payment, net of current portion (Note 17)	789
Long-term debt, net of original issuance discount costs (Note 10)	748,763
Other long-term liabilities	26,840
Lease financing obligation, net of current portion (Note 5)	36,354
Deferred tax liabilities (Note 11)	46,133
Deferred revenue, non-current	26,764
Total long-term obligations, net of current portions	885,643
Total liabilities	1,083,014

Commitments and contingencies (Notes 16 and 17)

Stockholder's equity:
Common stock $0.01 par value, 3,000 shares authorized
1,000 shares issued and outstanding	1
Additional paid-in capital	882,900
Accumulated other comprehensive loss	(556)
Accumulated deficit	(339,467)
Total stockholder's equity	542,878
Total liabilities and stockholder's equity	$1,625,892

The accompanying notes are an integral part of these consolidated financial statements.

TZ US PARENT, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the Year
Ended December 31,
2013
Revenue:	(in thousands)
Services and other	$585,090
Products	91,290
Total revenue	676,380

Operating Costs and Expenses:
Cost of revenue – services and other	357,340
Cost of revenue – products	29,057
Research and development	59,748
Selling, general and administrative	164,611
Related party management and transaction fees (Note 19)	1,903
Amortization of acquired technology	25,212
Amortization of acquired other intangible assets	12,406
Goodwill impairment (Note 7)	293,400
Total operating costs and expenses	943,677

Loss from operations	(267,297)

Other Income (Expense):
Interest income	431
Interest expense	(50,150)
Other, net	(1,635)
Loss from equity method investment	(1,898)
Total other expense	(53,252)

Loss before income taxes	(320,549)
Income tax benefit	10,547
Net loss	(310,002)

Comprehensive Loss:
Net loss	$(310,002)
Foreign currency translation adjustments	(703)
Comprehensive loss	(310,705)

The accompanying notes are an integral part of these consolidated financial statements.

TZ US PARENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year
Ended December 31,
2013
Operating Activities:	(in thousands)
Net loss	$(310,002)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts and sales allowances	14,232
Non-cash, share based compensation (Note 12)	415
Depreciation and amortization	43,032
Amortization of acquired technology and acquired other intangible assets	37,618
Deferred income taxes	(17,670)
Amortization of debt costs and original issuance discount costs	4,352
Loss from equity method investment	1,898
Fair value adjustment on contingent consideration liabilities (Notes 2 and 17)	1,730
Impairment on goodwill	293,400
Impairments on long-term investment, property and equipment,
and capitalized software development costs	6,218
Other	61
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	1,042
Prepaid expenses and other current assets	(24)
Income tax receivable	(1,056)
Other assets	(6,016)
Accounts payable	(8,325)
Accrued liabilities and other	37,637
Contingent consideration payments (Notes 2 and 17)	(1,949)
Deferred revenue	29,926
Net cash flow from operating activities	126,519

Investing Activities:
Purchase of property, equipment, and software licenses	(36,544)
Capitalization of software development costs	(12,570)
Acquisitions, net of cash acquired	(63)
Net cash flow from investing activities	(49,177)

Financing Activities:
Contingent consideration payments (Notes 2 and 17)	(20,581)
Payments on first lien term loan	(6,500)
Payments on capital leases and financing obligations	(690)
Net cash flow from financing activities	(27,771)

Net increase in cash and cash equivalents	49,571
Cash and cash equivalents as of beginning of the period	78,919
Cash and cash equivalents as of end of the period	$128,490

Supplemental disclosure of cash flow information:
Cash paid for interest	$44,274
Cash paid for income taxes	$296
Non-cash activities:
World headquarters building acquired through a lease financing obligation (Note 5)	$26,824
Landlord funded tenant improvements	$5,889
Assets acquired through capital lease agreements	$3,841

The accompanying notes are an integral part of these consolidated financial statements.

TZ US PARENT, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder's Equity
			(in thousands)
Balance as of December 31, 2012	$1	$882,485	$147	$(29,465)	$853,168
Net loss	—	—	—	(310,002)	(310,002)
Foreign currency translation	—	—	(703)	—	(703)
Share based compensation (Note 12)	—	415	—	—	415
Balance as of December 31, 2013	$1	$882,900	$(556)	$(339,467)	$542,878

The accompanying notes are an integral part of these consolidated financial statements.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business Activities

Ownership Structure
TZ US Parent, Inc. (“we” or “TZ US Parent”) is a Delaware corporation formed in 2008 as a holding company. TZ US Parent is a wholly owned subsidiary of TZ Holdings, L.P. (“TZ Holdings”), which is controlled by investment funds advised by Apax Partners, LP and Apax Partners LLP (collectively “Apax”).

TriZetto Corporation, formerly the TriZetto Group, Inc., (“TriZetto”) is a wholly owned subsidiary of TZ US Parent.

Cambia Health Solutions, Inc. (“Cambia,” formerly The Regence Group) and BlueCross BlueShield of Tennessee, Inc. have ownership interests in TZ Holdings and are TriZetto customers (Note 19).

Principal Business
TriZetto develops, licenses, implements, and supports software products for health insurance plans, third party benefit administrators, and healthcare providers. TriZetto also provides hosting, application management, business process management, consulting, and other services. We derive virtually all of our revenue from customers in the United States, and virtually all of our assets are located in the United States.

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation
We consolidate all wholly owned subsidiaries. We account for non-wholly owned investments on the equity method when we have the ability to significantly influence the operating decisions of the investee. When we do not have the ability to significantly influence the operating decisions of an investee, we use the cost method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period. Estimates are used in accounting for, among other things:

•    revenue recognition
•    sales allowances
•    allowance for doubtful accounts
•    fair value of financial instruments
•    lease classification and capital leases
•    asset impairments
•    useful lives of property, equipment and intangible assets
•    fair value of assets and liabilities acquired in business combinations

•    share based compensation
•    deferred taxes and related valuation allowances
•    uncertain tax positions
•    self-insurance obligations
•    commitments and contingencies (including contingent consideration arrangements)

Actual results may differ materially from previously estimated amounts. We review estimates and assumptions periodically and reflect revisions prospectively in the period they occur.

Cash and Cash Equivalents
We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents may include demand deposit accounts and money market funds.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Sales Allowances and Doubtful account Reserves
We maintain a reserve for estimated discounts, pricing adjustments, and other sales allowances. Charges to the reserve are reflected in revenue and based on historical experience and current trends. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The allowance is based on the composition of the accounts receivable aging, bad debt history, and our evaluation of the financial condition of our customers. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional bad debt expense may be required. We typically do not require collateral. We continually monitor these reserves and make adjustments when necessary.

Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist of demand deposit and money market accounts at primarily one financial institution. Deposits held with banks exceed the amount of insurance provided. We have not experienced any losses on deposits of cash and cash equivalents. Accounts receivable consists primarily of balances due from customers located in the United States. Refer to Note 13 for information regarding transactions with certain customers.

Property and Equipment
We depreciate property and equipment on a straight-line basis over their estimated useful lives, which range from three to 20 years. Upon retirement or sale, the cost and related accumulated depreciation are removed from the Consolidated Balance Sheet, and the resulting gain or loss is reflected on the Consolidated Statement of Operations and Comprehensive Income (Loss). In general, we expense maintenance and repairs as they are incurred and capitalize renewals and improvements that add value or extend the asset’s useful life.

Software Developed for Internal Use
Software developed for internal use includes purchased and developed technology used to administer operations and is not sold, perpetually licensed, or otherwise marketed. Internal and external costs incurred for the preliminary project phase, data conversion, and the post-implementation phase are expensed as incurred. Qualifying costs incurred during the application development phase are capitalized and classified within the software category in property and equipment. Once the project is substantially complete and the internal use software is ready for its intended use, these costs are amortized on a straight line basis over the software’s estimated useful life, which is generally three to five years.

On a periodic basis, we monitor the expected net realizable value of the capitalized internal use software for factors that would indicate impairment, such as a decline in the demand or the introduction of new technology.

Long-lived Assets, Including Other Definite Lived Intangible Assets
Definite lived intangible assets consist primarily of customer lists, core technology, trade names, intellectual property, non-compete agreements, and market value adjustments related to leasehold interests. These intangible assets are amortized on a straight line basis over their estimated useful lives, which range from two to 20 years. We acquired a substantial portion of our intangible assets through business combinations.

We evaluate long-lived assets and other definite lived intangible assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Goodwill and Other Indefinite Lived Intangible Assets
Under GAAP, goodwill and other indefinite lived intangible assets are not amortized but are subject to impairment testing annually or whenever indicators arise. We test goodwill and other indefinite lived intangible assets at the reporting unit level as of December 31st each year, or more often if there are impairment indicators. Refer to Note 7 for impairment charges recognized during the year ended December 31, 2013.

Fair Value of Financial Instruments
The carrying value for cash and cash equivalents, accounts receivable, and current liabilities approximates fair value due to their short-term nature. We estimate the fair value of our term loans using recent trades; however, the market for our debt is not active (Note 10).

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition
We recognize revenue when:

•	persuasive evidence of an arrangement exists;

•	the product or service has been delivered;

•	fees are fixed or determinable;

•	collection is reasonably assured; and

•	all other significant obligations have been fulfilled.

We classify revenue into two categories, “Products” and “Services and other.”

Products Revenue
We generate product revenue from licensing our software. We generally recognize revenue after meeting the criteria described above and have fair value pricing for all undelivered elements sold with or around the same time as the software licenses (see discussion below regarding multiple element arrangements). For software license agreements in which customer acceptance is a significant condition of earning the license fees, revenue is not recognized until acceptance occurs. For software license agreements that require significant functionality enhancements or modification of the software, revenue for the software is recognized as these services are performed. For software license arrangements that include a right to use the product for a defined period of time or for content subscriptions, we recognize revenue ratably over the term of the license.

Services and Other Revenue
We generate services and other revenue from several sources, including the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our proprietary software products. A software element is present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. Outsourcing services revenue is typically billed and recognized monthly over the contract term, generally three to ten years. Many of our outsourcing agreements require us to maintain a certain level of operating performance. We record revenue net of estimated penalties resulting from failure to maintain this level of operating performance. Software maintenance and support revenues are typically based on one year renewable contracts and are recognized ratably over the contract period. Software maintenance in which we receive payment in advance is recorded as deferred revenue.

We also generate services and other revenue from consulting fees related to the use of proprietary and third party licensed products. These consulting arrangements include:

• implementation	• data conversion
• installation	• testing
• configuration	• training
• business process engineering	• developing functionality enhancements or modifications

Many of our consulting arrangements fall into two broad categories – 1) time and material and 2) fixed fee. For time and material based arrangements, we recognize revenue as the work is performed and expenses are incurred. For fixed fee contracts, we generally recognize revenue on a percentage of completion basis using either direct labor hours or substantive contractual milestones as the progress indicator.

On certain contracts we receive payment in advance of services performed; amounts in excess of revenue recognized are classified as deferred revenue on the Consolidated Balance Sheet. For other contracts with substantive performance criteria or “holdback” payments tied to performance, we recognize revenue when all performance deliverables are earned and all other revenue recognition criteria are satisfied. For a contract on which a loss is anticipated, we recognize the amount of the anticipated loss in the period that the loss becomes evident.

We also generate services revenue associated with preparing customers’ connectivity centers or data centers in order to ready a specific client for software hosting services. These fees are deferred and recognized ratably into revenue over the contract term, which is generally three to ten years.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We generate other services revenue from certain one-time charges, including contractual fees such as termination fees and change of control fees. We recognize the revenue for these fees once the earnings process is complete, there are no remaining substantive performance obligations, and collection is reasonably assured. We also derive services revenue from fees related to product related customer conferences, which is recognized as obligations are performed.

Revenue Recognition for Multiple Element Arrangements – Software Products and Software Related Services
For multiple element arrangements containing only software deliverables, including software licenses and maintenance support, we determine the revenue allocation based on vendor specific objective evidence (“VSOE”) of fair value. In those arrangements, we account for the delivered elements in accordance with the “residual method.” We determine VSOE of fair value for each undelivered element based on how it is sold separately, or in the case of maintenance, the renewal rate. Under the residual method, the arrangement fee is recognized as follows:

(1)
the total fair value of the undelivered elements, as indicated by VSOE of fair value, is deferred and subsequently recognized as services are delivered and all other revenue recognition requirements are met

and

(2)	the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue for the delivered elements.

For arrangements in which VSOE of fair value does not exist for each undelivered element, including specified product and upgrade rights, revenue for the delivered element is deferred and not recognized until:

(1)	VSOE of fair value is available for the undelivered element
or

(2)	delivery of each element has occurred.

If the only undelivered element is a service, revenue from the delivered element is recognized over the service period. In determining VSOE of fair value for the undelivered elements, no portion of the discount is allocated to specified product or upgrade rights. If we are unable to separate elements of a multiple element arrangement, we recognize revenue ratably over the life of the contract.

Revenue Recognition for Multiple Element Arrangements – Arrangements with Software and Nonsoftware Elements
We enter into multiple element arrangements with customers that may include a combination of our various software related products and services (described above) and nonsoftware related products and services offerings, including hosting, business process outsourcing services, and software as a service subscription offerings. In these circumstances, we account for each element within the arrangement as a separate unit of accounting provided the following criteria are met:

(1)	the delivered products or services have value to the customer on a standalone basis;
and

(2)
for an arrangement that includes a general right of return relative to the delivered products or services, we substantially control delivery or performance of the undelivered product and such delivery or performance is considered probable.

We consider a deliverable to have standalone value if we or another vendor separately sell the product or service or it could be resold by the customer. Further, our revenue arrangements generally do not include a general right of return relative to the delivered products. Where the aforementioned criteria for a separate unit of accounting are not met, we combine the deliverable with the undelivered element(s) and treat as a single unit of accounting for the purposes of allocating the arrangement consideration and revenue recognition. For those units of accounting that include more than one deliverable but are treated as a single unit of accounting, we generally recognize revenues over the delivery period.

For multi-element arrangements that include both software and non-software deliverables, we allocate revenue to all deliverables based on their relative selling prices (described further below). We then further allocate consideration within the software group to the respective elements following the guidance in Accounting Standards Codification (“ASC”) 985-605 and our policies as described above. After allocating the arrangement consideration to the elements, we account for each respective element as described above.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We base the relative selling price for each element on the following hierarchy:

(1)	VSOE if available

(2)	third party evidence ("TPE") if VSOE is not available

(3)	estimated selling price ("ESP") if neither VSOE nor TPE are available.
When possible, we establish VSOE of selling price for deliverables in software and nonsoftware multiple-element arrangements using the price charged for a deliverable when sold separately. For software maintenance, we use renewal rates offered to customers. We establish TPE by evaluating similar and interchangeable competitor products or services in standalone arrangements with similarly situated customers. If we are unable to determine the selling price because VSOE or TPE does not exist, we determine ESP for the purposes of allocating the arrangement by reviewing historical transactions, including transactions where the deliverable was sold on a standalone basis and considering several other external and internal factors including, but not limited to:

•	pricing practices including discounting;

•	margin objectives;

•	competition; and,

•	contractually stated prices.
We determine ESP through consultation with and approval by our management, taking into consideration our pricing model and go-tomarket strategy. We analyze selling prices on an annual basis or more frequently if we experience significant changes.

Revenue Recognition for Software and Service Subscription Offerings
Our software and service subscription offerings generally provide customers access to certain of our software and services for a bundled price. Generally, our software and service subscription offerings do not include multiple elements. We recognize revenue from our software and service subscription offerings ratably over the contract term, commencing at inception of the agreement and upon satisfaction of all revenue recognition criteria. We capitalize upfront expenses incurred in the implementation of our subscription offerings and amortize such elements ratably over the contract term.

In our provider product line, we generate services revenue through:

•	fees charged on a per statement basis for generating and mailing patient statements;

•	subscription or transaction fees for electronic claims clearinghouse services;

•	monthly fees for the use of our customized websites that facilitate the exchange of secure information between healthcare constituents over the internet;

•	monthly or per transaction fees for a product that provides patient eligibility verification;

•	setup and annual renewal fees;

•	consulting; and,

•	fees for other supplemental services.

We recognize revenues in the period that the services are delivered, with the exception of setup and annual renewal fees, which are amortized ratably over the following 12 month term of the agreement. Amounts billed and collected before the services are performed are included in deferred revenue.

Self-insurance
We are self-insured for certain losses related to employee health and dental benefits. We record a liability based on an estimate of claims incurred but not recorded. We maintain individual and aggregate stop-loss coverage with a third party insurer to limit the total exposure for these programs. The self-insurance liability contains uncertainties because the calculation requires management to make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported. Actual results may not be consistent with our assumptions and estimates. Historically, our estimates for self-insurance reserves have been adequate to cover employee health and dental benefits claims exposures. We continually monitor these losses and make adjustments to the provision when the estimate of actual losses differs from the established reserve.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation
The functional currency for the majority of our consolidated subsidiaries is the U.S. dollar because sales and purchases are predominantly denominated in that currency. For our Indian subsidiaries where the functional currency is the Indian Rupee, we translate assets and liabilities into U.S. dollars at the period-end exchange rate and revenue and expenses based on the exchange rates at the time such transactions arise, if known, or at the average rate for the period. The difference is recorded to equity as a component of “Accumulated other comprehensive income (loss)” on the Consolidated Balance Sheet.

Capitalized Software Development Costs
Costs incurred internally in the development of software to be sold, perpetually licensed, leased, or marketed are expensed as research and development until technological feasibility is established. After technological feasibility is established, production costs are capitalized as software development costs. Technological feasibility is achieved after completion of a detailed program design or, in its absence, a working model.

Capitalization ceases and amortization of capitalized software development costs begins when the software product is available for general release to customers. In some instances, the period between achieving technological feasibility and the general availability of such software is short, and software development costs qualifying for capitalization are insignificant. In these situations, costs are expensed. Amounts capitalized as software development costs are amortized using the greater of revenues during the period compared to the total estimated revenues to be earned or on a straight-line basis over estimated lives, which is generally five years.

On a periodic basis, we monitor the expected net realizable value of capitalized software for factors that would indicate impairment, such as a decline in the demand, the introduction of new technology, or the loss of a significant customer.

Upfront Costs
We defer certain upfront costs in which the related revenue is recognized over an extended period. These capitalized costs relate to specific, direct labor costs involved in the enablement of outsourced and consulting services arrangements. These costs are amortized over the expected life of the outsourced agreement and are monitored periodically in the event of an early termination or impairment.

Contingent Consideration
Contingent consideration arrangements relate to our business combinations. On the Consolidated Statement of Cash Flows, we segregate payments on these arrangements into categories.

	Payments directly related to the initial fair value established at the acquisition date	Payments related to subsequent developments
Classification	Considered a method of financing the business combination	Considered an operating expense
Treatment on the Consolidated Statement of Cash Flows	Cash outflow from financing activities	Cash outflow from operating activities

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes
We follow the provisions of ASC 740 and account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are offset by a valuation allowance when we believe it is more likely than not that some or all of the deferred tax assets will not be realized.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

All earnings of our controlled foreign corporations (“CFCs”) are permanently reinvested pursuant to ASC 740-30-25-17. Accordingly, no deferred tax liability is recorded with respect to U.S. taxes on earnings from our CFCs.

Recent Accounting Pronouncements
ASU 2013-11
In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-11 (“ASU 2013-11”), “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The objective of this standard is to provide guidance on financial statement presentation and eliminate diversity in practice for unrecognized tax benefits. This standard will be effective for us on January 1, 2015. We do not expect the adoption of ASU 2013-11 to have a significant impact on our consolidated financial statements.

ASU 2014-09
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers”. ASU 2014-09 affects virtually all entities that enter into contracts with customers to transfer goods or services. This ASU will supersede certain existing revenue recognition requirements and most industry specific guidance. While entities will still record the same total amount of revenue over time, the timing for recognition could be different compared to existing guidance. This standard will be effective for us on January 1, 2018. We are currently evaluating the impact ASU 2014-09 will have on our financial position and results of operations.

ASU 2014-12
In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 resolves the diversity in accounting treatment on certain share based payments issued to employees where the vesting is contingent upon performance targets. This standard will be effective for us on January 1, 2016. We do not expect the adoption of ASU 2014-12 to have a significant impact on our consolidated financial statements.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Prepaid Expenses, Other Current Assets, and Other Assets

The following table summarizes our prepaid expenses, other current assets, and other assets.

As of
December 31,
2013
(in thousands)
Deferred implementation costs	$ 12,516
Deferred financing costs	7,263
Prepaid hardware, software license, maintenance contracts and agreements	6,685
Cash value of life insurance policies	6,452
Deposits	5,174
Prepaid expenses	2,652
Other	2,545
43,287
Less: Current portion	(15,446)
$ 27,841

Deferred implementation costs represents recoverable costs (primarily labor) associated with software, hosting, or business process outsourcing implementation projects for which the revenue is recognized over an extended period. These costs are amortized to “Cost of revenue – services and other” on the Consolidated Statement of Operations and Comprehensive Income (Loss) as the related revenue is recognized. The following table summarizes impairment charges related to terminated projects. Impairments are recorded in “Cost of revenue – services and other” on the Consolidated Statement of Operations and Comprehensive Income (Loss).

For the Year
Ended December 31,
2013
(in thousands)
Deferred implementation impairment charges	$520

Deferred financing costs are costs associated with obtaining our debt agreements. Amortization is included in “Interest expense” on the Consolidated Statement of Operations and Comprehensive Income (Loss). The following table presents information regarding our deferred financing costs.

For the Year
Ended December 31,
2013
(in thousands)
Deferred financing costs capitalized during the period	$—
Amortization of deferred financing costs	$1,597

We are the beneficiary on certain of our executive officers’ life insurance policies. We adjust the cash surrender each period for fluctuations in the market value of underlying investments and record the gain or loss in “Other, net” expense on the Consolidated Statement of Operations and Comprehensive Income (Loss).

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	Long-term Investments

The following table summarizes our long-term investments.

	QCA	Other	Total
	(in thousands)
Balance as of December 31, 2012	$5,157	$1,126	$6,283
Loss from equity method investment	(1,898)	—	(1,898)
Impairment	(2,059)	—	(2,059)
Balance as of December 31, 2013	$1,200	$1,126	$2,326

QualChoice Holdings, Inc. (“QCA”) is a health maintenance organization that offers managed care benefits in Arkansas. On March 17, 2013, a restructuring resulted in TriZetto acquiring majority ownership and a 97.5% voting interest in this entity. Because the minority shareholders have significant participatory and blocking rights, we concluded TriZetto does not have control over QCA’s operating and financial policies. As a result, we continue to account for this investment using the equity method.

In May 2014, we sold our entire interest in QCA for $1.2 million. The carrying value of this investment exceeded the above selling price by $2.1 million. As a result, during the year ended December 31, 2013, we recorded an impairment charge of $2.1 million in “Other, net” on the Consolidated Statement of Operations and Comprehensive Income (Loss). Legal fees, transaction costs, and other selling expenses were not significant.

5.	Property, Equipment, and Lease Financing Obligation

The following table summarizes our property and equipment.

	Depreciable or	As of
	Amortizable Life	December 31,
	(in years)	2013
		(in thousands)
Computer equipment	3 to 5	$89,369
Software	3 to 5	84,440
Leasehold improvements	*	30,584
Building	15	27,423
Furniture and fixtures	7	11,630
Other property and equipment	5 to 20	5,657
Total cost basis		249,103

Less: Accumulated depreciation and amortization		(120,922)
Net book value		$128,181

* We depreciate leasehold improvements over the shorter of the economic life or the lease term.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On April 15, 2013, we moved into our new world headquarters building in Douglas County, Colorado. Pursuant to a “build to suit” arrangement, we are the sole tenant in the 165,000 square foot facility under a fifteen year lease agreement. Due to TriZetto’s involvement in the construction of the facility, we are the “deemed owner” (for accounting purposes only) of this building. This transaction is reflected in the “building” and “leasehold improvements” categories in the above table. We bifurcated the lease into two components.

Building lease	Financing obligation with a 5.12% annual interest rate
Land lease	Operating lease

Refer to Note 16 for the future payments underlying these obligations.

The following assets subject to capital lease agreements are included in the above table within computer equipment, furniture and fixtures, and other equipment. Capital lease obligations are collateralized by the equipment subject to the leases.

As of
December 31,
2013
(in thousands)
Assets acquired under capital lease agreements	$4,858
Accumulated depreciation and amortization	(1,028)
$3,830

The software category includes software developed for internal use. The following table summarizes information regarding software developed for internal use.

For the Year
Ended December 31,
2013
Costs capitalized during the period related to	(in thousands)
software developed for internal use	$7,538

The following table summarizes depreciation expense on property and equipment, including assets acquired under capital lease agreements, and amortization of capitalized software development costs (Note 6) recognized on the Consolidated Statement of Operations and Comprehensive Income (Loss).

For the Year
Ended December 31,
2013
(in thousands)
Cost of revenue – services and other	$21,263
Selling, general and administrative	12,455
Cost of revenue – products	8,272
Research and development	1,042
$43,032

During the year ended December 31, 2013, we recognized $2.3 million in impairment charges on property and equipment. These charges are included primarily in “Cost of revenue – services and other” and “Selling, general and administrative” expense on the Consolidated Statement of Operations and Comprehensive Income (Loss).

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	Capitalized Software Development Costs

The following tables present information regarding our software development costs.

As of
December 31,
2013
(in thousands)
Capitalized software development costs	$54,167
Accumulated amortization	(23,577)
$30,590

For the Year
Ended December 31,
2013
(in thousands)
Software development costs capitalized during the period	$12,570

Total amortization expense recorded for software
development costs	$8,113

Impairment charges on software development costs during
the period	$1,827

Impairment charges are included primarily in “Cost of revenue – services and other” and “Cost of revenue – products” on the Consolidated Statement of Operations and Comprehensive Income (Loss).

7.	Goodwill and Other Intangible Assets

The following table summarizes our goodwill and other intangible assets.

		As of
	Amortizable Life	December 31,
	(in years)	2013
		(in thousands)
Goodwill	—	$911,979

Other intangible assets
Core technology and intellectual property	5 to 14	$236,742
Customer lists	3 to 20	138,450
Trade names - non-amortizable	—	28,000
Trade names - amortizable	3 to 20	16,465
Other intangible assets	2 to 10	2,749
		422,406
Less: Accumulated amortization
Core technology and intellectual property		(151,765)
Customer lists		(41,100)
Trade names		(5,335)
Other intangible assets		(1,380)
		(199,580)

Net book value		$222,826

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the estimated aggregate future amortization expense related to these intangible assets.

For the Year Ending December 31,
(in thousands)
2014	$26,565
2015	25,935
2016	25,669
2017	25,595
2018	19,679
Thereafter	71,383
$194,826

The following table summarizes changes in the carrying amount of goodwill.

For the Year
Ended December 31,
2013
(in thousands)
Balance as of beginning of the period	$1,206,479
Business combinations - excess of consideration transferred over fair
value of net identifiable asset acquired	63
Reclassification to identifiable assets	(1,163)
Impairment	(293,400)
Balance as of end of the period	$911,979

During the year ended December 31, 2013, we recorded a $293.4 million impairment charge related to the goodwill associated with our payer reporting unit.

The goodwill impairment test requires a two-step process. The first step consists of comparing the estimated fair value of each reporting unit with its carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, then it is not considered impaired and no further analysis is required. If step one indicates that the estimated fair value of a reporting unit is less than its carrying value, then impairment potentially exists and we perform the second step to measure the amount of potential goodwill impairment. Goodwill impairment exists when the estimated implied fair value of a reporting unit's goodwill is less than its carrying value.

In connection with our annual impairment testing on goodwill and indefinite lived intangible assets as of December 31, 2013, we engaged a third party expert to perform a quantitative analysis on the fair value of our business. The fair value analysis places equal weighting on income and market based approaches. The following table provides a general summary of each approach.

Income Approach	Market Approach
• The primary focus is on estimated future cash flows using management's estimates of revenue growth rates and operating margins. This takes into consideration industry and market conditions.	• The primary focus is on market multiples of revenue and earnings for comparable companies.
•    Cash flows beyond the discrete forecast are estimated using a terminal value calculation, which incorporates historical and forecasted financial trends and considers perpetual earnings growth rates for publicly traded peer companies.

• All future cash flows are discounted to present value using a weighted average cost of capital.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Specifically, the income approach included the following assumptions:

Discount rate	10.5% to 13.0%
Perpetual growth rate	4.0% to 4.5%
Tax rate	39.0%
Risk free rate	4.0%

The analysis indicated the estimated fair value of our business was less than the carrying value of our net assets. As a result, we performed the second step of the goodwill impairment test to determine the implied fair value of goodwill for the business.

We allocated the fair value to the respective assets and liabilities, including intangible assets, in the same manner as if the company were being acquired in a business combination. This allocation indicated the carrying value of goodwill exceed the estimated fair value by $293.4 million, which resulted in the above impairment charge.

We attribute essentially all of the impairment charge to the goodwill associated with the 2008 transaction where Apax, Cambia, and BlueCross BlueShield of Tennessee, Inc. acquired TZ Holdings (Note 1).

8.	Fair Value Measurements

We define fair value in accordance with GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). In determining fair value, we utilize a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels.

Level	Definition	Applicability
Level 1	Direct observable inputs that involve limited use of estimates and assumptions	cash and cash equivalents, accounts receivable, current assets, and current liabilities (excluding the current portion of our term loans)
Level 2
Observable inputs other than quoted prices included in Level 1, including quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar instruments in markets that are not active recent trades for our term loans (the market for our debt is not active)
Level 3	Unobservable inputs that reflect the entity’s own assumptions about what factors market participants would use in pricing the asset or liability
The present value of contingent consideration liabilities associated with our business combinations is based on a probability weighted analysis of attaining the target financial measures. We base this analysis on future revenue secured by customer contracts and historical financial results. In addition, we place equal emphasis on unobservable inputs that reflect our own assumptions, which include:

•    competitive landscape
•    economic conditions
•    feedback from our sales team regarding timing, amount, and likelihood of prospective sales
•    anticipated impact of healthcare reform
•    potential cross selling opportunities created as a result of business combinations
•    the risk-adjusted discount rate used to present value the liability, which was 10.5% at December 31, 2013

In general, changes in any individual assumption that result in additional revenue will increase the fair value of the contingent consideration liability by a proportionate amount. An increase in the discount rate results in a decrease to the fair value of contingent consideration liability.

During the year ended December 31, 2013, there were no transfers between levels.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Our contingent consideration liabilities are the only items on our Consolidated Balance Sheet subject to fair value measurements on a recurring basis. The carrying value for cash and cash equivalents, accounts receivable, current assets, and current liabilities (excluding the current portion of our term loans) approximates fair value due to their short-term nature. Refer to Note 10 for the fair value of our debt obligations.

The actual cash payments for final settlement of our contingent consideration liabilities may materially differ from our estimates. Refer to Note 17 for additional information, including the maximum potential payout. Adjustments to contingent consideration liabilities (excluding acquisition method accounting entries) are recorded to “Selling, general and administrative expense” on the Consolidated Statement of Operations and Comprehensive Income (Loss).

The following table summarizes our contingent consideration liabilities.

	Carrying Value
	and
	Fair Value	Fair Value Measurement as of
	As of	December 31, 2013
	December 31,	(Using Fair Value Hierarchy)
Transaction	2013	Level 1	Level 2	Level 3
	(in thousands)
ClaimLogic	$3,400	$—	$—	$3,400
MDE	3,000	—	—	3,000
Kocsis	1,165	—	—	1,165
NHXS	454	—	—	454
Other	570	—	—	570
	$8,589	$—	$—	$8,589

9.	Accrued Liabilities and Other

The following table summarizes our accrued liabilities.

As of
December 31,
2013
(in thousands)
Payroll, benefits, and related costs	$51,414
Professional fees and other	8,614
Facility costs	5,654
Income and other taxes	4,640
Vendor fees and related costs	1,356
Royalties	385
$72,063

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Debt

The following table summarizes our debt agreements.

As of
December 31,
2013
(in thousands)
First lien term loan, due 2018	$633,750
Second lien term loan, due 2019	150,000
Total debt	783,750
Less: Current portion	(22,691)
Less: Original issuance discount costs	(12,296)
Long-term debt, net of current portion and original issue discount costs	$748,763

The following table summarizes our future principal and interest payments.

	Payments by Calendar Year
	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
First lien term loan	$633,750	$22,691	$1,625	$6,500	$6,500	$596,434	$—
Second lien term loan	150,000	—	—	—	—	—	150,000
Interest expense on first lien term loan	129,512	30,403	30,090	29,859	29,464	9,696	—
Interest expense on second lien term loan	67,752	12,927	12,927	12,963	12,927	12,927	3,081
	$981,014	$66,021	$44,642	$49,322	$48,891	$619,057	$153,081

First Lien Term Loan
As a result of the one-time additional principal payment discussed below, we have no required payments on our first lien term loan until December 2015. Beginning in December 2015, we are required to make quarterly principal payments of $1.6 million. The first lien term loan has a balloon payment upon maturity in May 2018.

The interest rate on our first lien term loan is variable. We have the option of either the adjusted LIBOR or alternate base rate (“ABR”). If we fail to specify a rate, the ABR applies.

Adjusted LIBOR	Alternate Base Rate
LIBOR (subject to a 1.25% minimum) plus an applicable rate of 3.50%. The applicable rate is constant for the duration of the loan.
The ABR plus an applicable rate of 2.50%. The applicable rate is constant for the duration of the loan. ABR is the greater of:
(1)    the prime rate in effect on such day
(2)    the federal funds rate in effect on such day plus 0.50%
(3)    LIBOR for a one month interest period plus 1.00%
or
(4)    2.25%

The interest periods for LIBOR based rates may be one, two, three or six months, with some limited exceptions. As of December 31, 2013, we used the adjusted LIBOR method, and the interest rate in effect was 4.75%. The future interest payments reflected in the table above assume this interest rate through maturity.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Second Lien Term Loan
In September 2012, we entered into a $150.0 million second lien term loan agreement. This term loan is a secured obligation that is ranked junior in right of payment to our first lien term loan and revolving credit facility. The principal is payable at maturity in March 2019.

Interest on the second lien term loan is variable. We have the option of either the adjusted LIBOR or alternate base rate. If we fail to specify a rate, the ABR applies.

Adjusted LIBOR	Alternate Base Rate
LIBOR (subject to a 1.25% minimum) plus an applicable rate of 7.25%. The applicable rate is constant for the duration of the loan.
The ABR plus an applicable rate of 6.25%. The applicable rate is constant for the duration of the loan. ABR is the greater of:
(1)    the prime rate in effect on such day
(2)    the federal funds rate in effect on such day plus 0.50%
(3)    LIBOR for a one month interest period plus 1.00%
or
(4)    2.25%

The interest periods for LIBOR based rates may be one, two, three or six months, with some limited exceptions. As of December 31, 2013, we used the adjusted LIBOR method, and the interest rate in effect was 8.50%. The future interest payments reflected in the table above assume this interest rate through maturity.

Covenants and Requirements
The debt agreements contain a number of covenants that restrict, among other things, our ability to:

• incur additional indebtedness	• make investments, loans or advances
• create liens	• prepay certain indebtedness
• enter into sale and leaseback transactions	• make certain acquisitions
• engage in mergers or consolidations	• engage in certain transactions with affiliates
• sell or transfer assets	• amend material agreements governing certain indebtedness
• pay dividends and distributions	• change our lines of business
• repurchase our capital stock

The debt agreements require prepayment of the term loans with up to 100% of excess cash flow (as defined in the agreement) and the net proceeds from certain asset sales, casualty events and debt issuances. No prepayments are required under the second lien term loan when amounts are outstanding under the first lien term loan or revolving credit facility. These mandatory prepayments can be reduced or eliminated based on attaining certain leverage ratios.

All obligations under the debt agreements are secured by:

•	TriZetto and substantially all of our existing and future direct, wholly owned material domestic subsidiaries

•	65% of the equity interests of substantially all of our wholly owned material foreign subsidiaries

•	mortgages on substantially all of our tangible and intangible assets

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The first lien term loan and revolving credit facility require us to maintain certain leverage ratios based on balances outstanding as the numerator and adjusted EBITDA (as defined in the agreement) as the denominator:

•	a maximum total leverage ratio of 6.50:1.00 when incurrence of indebtedness consists of unsecured debt

•
a maximum senior secured leverage ratio between 5.50:1.00 and 5.00:1.00, subject in the event that borrowing on the revolving credit facility has occurred or the total outstanding letters of credit total $5.0 million or more

•
a maximum senior secured leverage ratio of 4.50:1.00, subject in the event that borrowing on the incremental credit extension has occurred and contain certain customary affirmative covenants and events of default

As of December 31, 2013, we had no borrowings outstanding on our $85.0 million revolving credit facility, and our outstanding letters of credit (Note 16) were less than $5.0 million. As a result, the above financial ratio covenants were not applicable. All other covenants are still effective, and we were in compliance.

Revolving Credit Facility
The following table summarizes information regarding our $85.0 million revolving credit facility.

As of
December 31,
2013
(in thousands)
Borrowings outstanding	$—
Maximum available after consideration of standby
letters of credit (Note 16)	$80,248

Fair Value
The following table summarizes the carrying and fair values of our debt.

	As of
	December 31, 2013
	Carrying Value	Fair Value
	(in thousands)
First lien term loan, due 2018	$633,750	$627,016
Second lien term loan, due 2019	150,000	144,000
	$783,750	$771,016

We estimate the fair value of our term loans using recent trades; however, the market for our debt is not active. As a result, we consider this a Level 2 measurement within the fair value hierarchy (Note 8). Our revolving credit facility does not trade.

Subsequent Events
In connection with the excess cash provisions in our covenants, we made a $21.1 million, one-time principal payment on our first lien term loan in April 2014.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Income Taxes

The following table summarizes our income (loss) before income taxes.

For the Year
Ended December 31,
2013
(in thousands)
U.S.	$(322,514)
Foreign	1,965
$(320,549)

The components of income tax (expense)/benefit are as follows:

For the Year
Ended December 31,
2013
Current:	(in thousands)
Federal	$(5,698)
State	(804)
Foreign	(621)
(7,123)
Deferred:
Federal	19,901
State	(2,558)
Foreign	327
17,670
Benefit from income taxes	$10,547

Our effective tax rate differs from the U.S. statutory rate as shown in the following schedule.

For the Year
Ended December 31,
2013
(in thousands)
Tax expense at federal statutory rate of 35%	$112,192
Tax credits	4,642
State income taxes	1,937
True up	818
Increase in reserve for uncertain tax positions	483
Contingent consideration	106
Nondeductible - equity based compensation	33
Foreign taxes	(106)
Nondeductible items - other	(1,148)
Deferred state tax rate change	(1,529)
Valuation allowance	(5,704)
Goodwill impairment	(101,067)
Other	(110)
$10,547

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows:

	As of
	December 31,
	2013
	Current	Long-term
Deferred tax assets:	(in thousands)
Reserves and accruals	$26,012	$1,324
Deferred revenue	—	6,368
Tax credits	—	20,695
Net operating losses and capital losses	—	3,977
Deferred financing costs	—	1,387
Deferred compensation	—	980
Deferred rent	317	1,392
Equity investments	—	3,308
Other	—	1,596
Total deferred tax assets	26,329	41,027
Deferred tax liabilities:
Prepaid expenses	(2,483)	—
State taxes	—	(409)
Acquired intangible assets	—	(51,943)
Capitalized software	—	(18,926)
Start-up costs	—	(7,086)
Fixed assets	—	(1,783)
Other	—	(3,335)
Total deferred tax liabilities	(2,483)	(83,482)
Net deferred tax assets (liabilities) before valuation allowance	23,846	(42,455)
Valuation allowance	(2,232)	(3,472)
Net deferred taxes	$21,614	$(45,927)

As of December 31, 2013, we had federal net operating loss (“NOL”) carryforwards of approximately $2.9 million that will begin to expire in 2016. We also had state NOL carryforwards at December 31, 2013 of approximately $51.0 million that will begin to expire in 2014.

As of December 31, 2013, we had federal tax credit carryforwards for research and development, foreign taxes and alternative minimum taxes of approximately $8.2 million, $3.7 million and $3.1 million, respectively. The research and development credits begin to expire in 2015, the foreign tax credits begin to expire in 2014, and the alternative minimum tax credits have an indefinite life. As of December 31, 2013, we also had state research and development credits of approximately $4.4 million that will begin to expire in 2014 and other state tax credits of approximately $1.1 million that will begin to expire in 2022. Additionally, as of December 31, 2013, we had Indian tax credits of approximately $0.2 million relating to minimum alternate taxes.

A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. We review the need for a valuation allowance on an annual basis. As of December 31, 2013, the valuation allowance was $5.7 million, of which $3.1 million relates to our investment in QCA (Note 4) and $2.6 million relates to state NOL and federal and state credit carryforwards.

Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an ownership change to use its U.S. NOLs and tax credits to reduce its tax liability. We have experienced various ownership changes but believe that utilization of the recognized federal NOLs and tax credits will not be hindered by the Section 382 limitations.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013, we had no provision for U.S. federal and state income taxes on certain of our outside tax basis differences, which primarily relate to accumulated foreign earnings of approximately $3.2 million, which are expected to be reinvested outside the U.S. indefinitely. Upon distribution of those earnings to the U.S. in the form of actual or constructive dividends, we would be subject to federal income taxes (subject to an adjustment for foreign tax credits), state income taxes, and possible withholding taxes payable to various foreign countries. Determination of this amount of unrecognized deferred U.S. tax liability is not practicable because of the complexities associated with its hypothetical calculation.

Our unrecognized tax benefits as of December 31, 2013 were $30.1 million, of which the recognition of $28.8 million would affect the annual effective tax rate. It is not practicable at this time to estimate the amount of unrecognized tax benefits that will change in the next twelve months.

The roll forward of unrecognized tax benefits is as follows:

For the Year
Ended December 31,
2013
(in thousands)
Balance as of beginning of the period	$33,641
Additions for tax positions of prior years	1,752
Additions for tax positions taken during the current year	958
Reductions due to lapse of tax statutes	(336)
Reductions for tax positions of prior years	(5,874)
Balance as of end of the period	$30,141

We recognize both interest and penalties related to unrecognized tax positions in our income tax expense. As of December 31, 2013, we had a liability of $0.3 million for interest and penalties. During 2013, accrued interest and penalty amounts related to uncertain tax positions increased by $0.2 million.

The 2009 through 2013 federal tax years remain open for tax examination. The expiration of the statute of limitations related to the various state income tax returns that we file varies by state. As of December 31, 2013, the Arkansas, Illinois, New York, and New York City income tax returns are under examination. We are no longer subject to Indian income tax examinations for years prior to March 31, 2010. One of our Indian subsidiaries is currently under examination for the March 31, 2010 tax year.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Share and Cash Based Employee Incentive Plans

Management Incentive Share Plan
TZ Holdings issues awards under the Management Incentive Share Plan (“MISP”) to certain employees to encourage continued service. The MISP awards consist of the right to receive TZ Holdings Common Series B shares. The rights to receive such shares vest based on certain service and performance conditions. Performance conditions include the sale, liquidation, or qualified public offering of TZ Holdings in a material event (“Material Event”) as defined in the TZ Holdings Partnership Agreement. We recognize expense associated with the MISP since the employee participants are rendering services to TriZetto. Share based compensation cost is based on the awards estimated fair value and recognized as expense ratably over the requisite service period or upon satisfaction of the performance conditions.

MISP awards generally consist of 50% service based awards and 50% performance based awards, both of which have vesting provisions and restrictions.

Service Based Awards	Performance Based Awards
25% of the award vests on the first anniversary date from the date of grant	In general, 100% of the awards vests when a Material Event occurs and certain valuation thresholds are achieved
75% of the award vests in equal monthly installments during the following 36 months	Certain MISP awards contain additional vesting conditions based on individual employee performance goals (“employee specific performance based awards”)
In the case of a Material Event, 100% of the unvested service based awards vest automatically

Upon termination of employment, TZ Holdings has the option to repurchase the employee’s vested and unvested MISP awards.

The following table summarizes non-cash, share based compensation expense for the MISP recognized on the Consolidated Statement of Operations and Comprehensive Income (Loss). Negative amounts represent changes in fair value and forfeitures. Amounts recorded as non-cash, share based compensation expense are recorded to “Additional paid-in capital” on the Consolidated Balance Sheet.

For the Year
Ended December 31,
2013
(in thousands)
Cost of revenue – services and other	$1,498
Research and development	96
Cost of revenue – products	(240)
Selling, general and administrative	(939)
0	$415

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes our MISP award activity.

For the Year
Ended December 31,
2013
(in thousands)
Number of MISP awards outstanding, beginning of period	33,085
Granted	15,285
Repurchases	(19,088)
Number of MISP awards outstanding, end of period	29,282

Number of remaining MISP awards available for
issuance at end of period	19,718

Circle of Distinction Shadow Equity Plan
In May 2011, we initiated the TriZetto Circle of Distinction Shadow Equity Plan (“COD”), which entitles certain employees the right to cash payments based on the value of the COD plan’s pool. The value of the pool is a based on a simulation of the future equity value similar to the MISP plan discussed above and subject to a floor amount determined by the TZ Holdings’ Board of Directors. COD awards are performance based, and cash payments will only be made on the achievement of a Material Event. Accordingly, no expense has been recorded.

The following table summarizes our COD award activity.

For the Year
Ended December 31,
2013
(in thousands)
Number of COD awards outstanding, beginning of period	2,500
Granted	—
Repurchases, forfeitures, and cancellations	(1,500)
Number of COD awards outstanding, end of period	1,000

Number of remaining COD awards available for
issuance at end of period	—

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Transactions with Significant Customers

For the year ended December 31, 2013, no individual customer accounted for more than ten percent of our consolidated total revenue. The following table presents information regarding individual customers who comprise over ten percent of our consolidated accounts receivable.

As of
December 31,
2013
Number of individual customers who accounted for more than
ten percent of our accounts receivable	One

Accounts receivable attributed to the above customer (in thousands)	$16,460

Percentage of total accounts receivable attributed to the above
customer	12.3%

14.	Employee Benefit Plans

We offer a defined contribution plan to US employees, which qualifies under Section 401(k) of the Internal Revenue Code.
The following table summarizes key terms of the 401(k) plan.

Eligibility	Employment start date
Employee voluntary contributions	Up to 60% of annual compensation, not to exceed the statutory limit
Current TriZetto matching contribution (discretionary)	$0.50 for each $1.00 contributed to the plan, not to exceed 6% of annual compensation
Timing of TriZetto’s matching contribution	Each pay period
Vesting schedule on the company matching contribution	50% after two years of service 100% after three years of service

The following table summarizes the expense we incurred for discretionary matching contributions.

For the Year
Ended December 31,
2013
(in thousands)
Discretionary matching contributions to the 401(k) plan	$5,597

15.	Advertising Costs

Advertising costs are expensed as incurred and included in “Selling, general and administrative” expense on our Consolidated Statement of Operations and Comprehensive Income (Loss). The following table summarizes our advertising costs.

For the Year
Ended December 31,
2013
(in thousands)
Advertising expense	$610

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.	Commitments and Contingencies

We lease office space and equipment under non-cancelable operating leases with various expiration dates through 2028. We are responsible for maintenance costs and property taxes on certain operating leases. Income from subleasing is not significant. The following table presents information regarding our operating leases.

For the Year
Ended December 31,
2013
(in thousands)
Expense incurred for office space and equipment
under non-cancelable operating leases	$9,035

The following table summarizes future maturities of our long-term debt and contractual obligations.

	Payments by Calendar Year
	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
First lien term loan	$633,750	$22,691	$1,625	$6,500	$6,500	$596,434	$—
Second lien term loan	150,000	—	—	—	—	—	150,000
Lease financing obligation (Note 5)	37,508	1,154	1,516	1,676	1,847	2,028	29,287
Interest expense on first lien term loan	129,512	30,403	30,090	29,859	29,464	9,696	—
Interest expense on second lien term loan	67,752	12,927	12,927	12,963	12,927	12,927	3,081
Interest expense on financing obligation (Note 5)	16,365	1,591	1,842	1,760	1,671	1,572	7,929
Operating lease obligations, net of sublease income	53,127	8,771	7,618	5,747	6,138	5,985	18,868
Purchase obligations	22,915	15,936	4,261	2,033	557	128	—
	$1,110,929	$93,473	$59,879	$60,538	$59,104	$628,770	$209,165

The interest rate on our term loans is variable. The future interest payments reflected in the table above assume the following interest rates through maturity:

First lien term loan     4.75%
Second lien term loan    8.50%

This assumption is based on the actual interest rates in effect as of December 31, 2013.

In addition to the commitments in the table above, we have an annual advisory service fee payable to Apax (Note 19). As of December 31, 2013, we had four unused standby letters of credit in the aggregate amount of $4.8 million, which serve as security deposits for certain operating leases.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.	Contingent Consideration and Holdbacks

In connection with our business combinations, former owners of the acquired businesses are entitled to receive future contingent consideration and other payments as indicated in the following table. We record contingent consideration at present value based on a probability weighted analysis of attaining the target.

	Maximum		Contingent Payment Fair Value
	Remaining		Recorded on
	Potential	Basis For Measuring	Consolidated Balance Sheet
	Contingent	Contingent Payment	As of December 31, 2013
Transaction	Payout	"Target"	Total	Current	Long-Term
	(in thousands)		(in thousands)
		Settlement of potential
		claims and resolution of
ClaimLogic	$3,400	administrative matters	$3,400	$3,400	$—

		Various 2013 financial
MDE	3,000	metrics	3,000	3,000	—

		Various 2013 and 2014
Kocsis	17,987	financial metrics	1,165	626	539

		Settlement of potential
		claims and resolution of
NHXS	454	administrative matters	454	454	—

		Various 2013 financial
		metrics, settlement of
		potential claims, and
		resolution of
Other	570	administrative matters	570	320	250

	$25,411		$8,589	$7,800	$789

The following table summarizes activity in our contingent consideration liabilities.

For the Year
Ended December 31,
Transaction	2013
(in thousands)
Balance as of beginning of the period	$29,389
Adjustments (1)	1,730
Payments	(22,530)
Balance as of end of the period	$8,589

(1)	Adjustments are recorded to “Selling, general and administrative expense” on the Consolidated Statement of Operations and Comprehensive Income (Loss).

We will continue to evaluate the contingent consideration liabilities on a periodic basis.

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	Legal Proceedings

We are involved in litigation from time to time relating to claims arising out of our operations in the normal course of business. We are not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations, financial position, or cash flows.

19.	Related Party Transactions

We have an agreement with Apax to pay an annual advisory service fee of $1.6 million as well as fees for certain transactions. Additional fees are due should we consummate a sale, refinancing, divestiture, initial public offering, or similar transaction.

We hold an equity method investment in QCA (Note 4). QCA, Cambia, and BlueCross BlueShield of Tennessee, Inc. (Note 1) are TriZetto customers. The following tables summarize transactions with these customers.

For the Year
Ended December 31,
2013
Revenue From Related Parties	(in thousands)
Cambia	$22,221
BlueCross BlueShield of Tennessee, Inc.	9,855
QCA	3,465
$35,541

As of
December 31,
Accounts Receivable From Related Parties	2013
(in thousands)
Cambia	$2,524
QCA	895
BlueCross BlueShield of Tennessee, Inc.	33
$3,452

TZ US PARENT, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.	Subsequent Events

Debt
As discussed in Note 10, we made a $21.1 million, one-time principal payment on our first lien term loan in April 2014.

Sale of QCA Investment
As discussed in Note 4, we sold our entire interest in QCA in May 2014.

Pending Sale
On September 14, 2014, TZ US Parent and Cognizant Technology Solutions Corporation (“Cognizant”) entered into a stock purchase agreement where Cognizant agreed to purchase 100% of our outstanding common stock. The closing is contingent on regulatory approval and other conditions. The successful closing of this transaction will qualify as a Material Event for our MISP and COD plans (Note 12)

The following table summarizes the estimated future expense associated with the above incentive plans assuming the Cognizant transaction closes during 2014 at the anticipated purchase price. The purchase price is dependent on working capital balances on the closing date, fees, closing costs, and other factors.

	Expense by Calendar Year
	Total	2014	2015	2016	2017	2018
	(in thousands)
Future expense associated with the MISP and COD	$48,000	$48,000	$—	$—	$—	$—

We evaluated subsequent events through October 2, 2014, which is the date the financial statements were available to be issued. Aside from the items noted above, there are no material subsequent events requiring disclosure.

TZ US PARENT, INC.
QUARTERLY REPORT
SEPTEMBER 30, 2014

TZ US PARENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	September 30,	December 31,
	2014	2013
Assets	(in thousands, except per share data)
Current assets:
Cash and cash equivalents	$151,438	$128,490
Accounts receivable, net of allowances of $10,622 and $13,760, respectively	121,989	133,453
Prepaid expenses and other current assets	20,034	18,386
Deferred tax assets	20,929	21,614
Total current assets	314,390	301,943

Noncurrent assets:
Restricted cash (Note 12)	2,000	—
Other assets	28,627	27,841
Related party note receivable (Note 15)	1,709	—
Long-term investments (Note 3)	1,126	2,326
Property and equipment, net (Note 4)	112,464	128,181
Capitalized software development costs, net (Note 5)	35,357	30,590
Deferred tax assets	206	206
Intangible assets, net (Note 6)	202,681	222,826
Goodwill (Note 6)	911,979	911,979
Total noncurrent assets	1,296,149	1,323,949
Total assets	$1,610,539	$1,625,892

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$19,070	$23,436
Accrued related party management and transaction fees (Note 15)	2,880	1,800
Current portion of accrued contingent payment (Note 13)	1,654	7,800
Accrued liabilities and other (Note 8)	65,274	72,063
Current portion of lease financing obligation	1,653	1,154
Current portion of first lien term loan (Note 9)	—	22,691
Deferred revenue	59,640	68,427
Total current liabilities	150,171	197,371

Long-term obligations, net of current portion:
Contingent payment, net of current portion (Note 13)	—	789
Long-term debt, net of original issuance discount costs (Note 9)	750,831	748,763
Other long-term liabilities	25,541	26,840
Lease financing obligation, net of current portion	36,990	36,354
Deferred tax liabilities	57,048	46,133
Deferred revenue, non-current	22,683	26,764
Total long-term obligations, net of current portions	893,093	885,643
Total liabilities	1,043,264	1,083,014

Commitments and contingencies (Notes 12 and 13)

Stockholder's equity:
Common stock $0.01 par value, 3,000 shares authorized
1,000 shares issued and outstanding	1	1
Additional paid-in capital	895,952	882,900
Accumulated other comprehensive loss	(584)	(556)
Accumulated deficit	(328,094)	(339,467)
Total stockholder's equity	567,275	542,878
Total liabilities and stockholder's equity	$1,610,539	$1,625,892

The accompanying notes are an integral part of these condensed consolidated financial statements.
1

TZ US PARENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the Nine Months
	Ended September 30,
	2014	2013
Revenue:	(in thousands)
Services and other	$474,114	$426,714
Products	52,733	40,138
Total revenue	526,847	466,852

Operating Costs and Expenses:
Cost of revenue – services and other	259,894	268,786
Cost of revenue – products	19,578	23,686
Research and development	44,475	43,236
Selling, general and administrative	119,495	129,887
Related party management and transaction fees (Note 15)	1,279	1,487
Amortization of acquired technology	10,905	21,577
Amortization of acquired other intangible assets	9,240	9,314
Total operating costs and expenses	464,866	497,973

Income (loss) from operations	61,981	(31,121)

Other Income (Expense):
Interest income	105	286
Interest expense	(36,652)	(38,210)
Other, net	(568)	(1,111)
Total other expense	(37,115)	(39,035)

Income (loss) before income taxes	24,866	(70,156)
Income tax (expense) benefit	(13,493)	31,981
Net income (loss)	$11,373	$(38,175)

Comprehensive Income (Loss):
Net income (loss)	$11,373	$(38,175)
Foreign currency translation adjustments	(28)	(734)
Comprehensive income (loss)	$11,345	$(38,909)

The accompanying notes are an integral part of these condensed consolidated financial statements.
2

TZ US PARENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months
	Ended September 30,
	2014	2013
Operating Activities:	(in thousands)
Net income (loss)	$11,373	$(38,175)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts and sales allowances	1,924	13,574
Non-cash, share based compensation	13,052	(831)
Depreciation and amortization	33,676	31,786
Amortization of acquired technology and acquired other intangible assets	20,145	30,891
Deferred income taxes	11,580	(32,382)
Amortization of debt costs and original issuance discount costs	3,266	3,264
Loss from equity method investment	654	1,514
Fair value adjustment on contingent consideration liabilities (Note 13)	86	1,296
Impairments on long-term investment, property and equipment,
and capitalized software development costs	538	—
Loss on disposal of assets	2,054	848
Increase in restricted cash (Note 12)	(2,000)	—
Other	(250)	(2,720)
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	9,540	23,281
Prepaid expenses and other current assets	(633)	(2,145)
Other assets	(2,897)	(10,738)
Accounts payable	(4,367)	(2,434)
Accrued liabilities and other	(6,351)	25,216
Contingent consideration payments (Notes 2 and 13)	(2,797)	(1,949)
Deferred revenue	(12,868)	22,014
Net cash flow from operating activities	75,725	62,310

Investing Activities:
Purchase of property, equipment, and software licenses	(10,443)	(29,550)
Capitalization of software development costs	(11,849)	(7,778)
Loan to related party (Note 15)	(1,700)	—
Net cash flow from investing activities	(23,992)	(37,328)

Financing Activities:
Contingent consideration payments (Notes 2 and 13)	(4,224)	(19,344)
Payments on first lien term loan	(22,691)	(4,875)
Payments on capital leases and financing obligations	(1,870)	(705)
Net cash flow from financing activities	(28,785)	(24,924)

Net increase in cash and cash equivalents	22,948	58
Cash and cash equivalents as of beginning of the period	128,490	78,919
Cash and cash equivalents as of end of the period	$151,438	$78,977
	—
Supplemental disclosure of cash flow information:
Cash paid for interest	$25,758	$33,932
Cash paid for income taxes	$1,412	$1,146
Non-cash activities:
World headquarters building acquired through a lease financing obligation	—	$26,824
Landlord funded tenant improvements	$2,154	$5,138
Assets acquired through capital lease agreements	—	$1,980

The accompanying notes are an integral part of these condensed consolidated financial statements.
3

TZ US PARENT, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
(UNAUDITED)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder's Equity
	(in thousands)
Balance as of December 31, 2013	$1	$882,900	$(556)	$(339,467)	$542,878
Net income	—	—	—	11,373	11,373
Foreign currency translation	—	—	(28)	—	(28)
Share based compensation (Note 10)	—	13,052	—	—	13,052
Balance as of September 30, 2014	$1	$895,952	$(584)	$(328,094)	$567,275

The accompanying notes are an integral part of these condensed consolidated financial statements.
4

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Organization and Business Activities

Ownership Structure
TZ US Parent, Inc. (“we” or “TZ US Parent”) is a Delaware corporation formed in 2008 as a holding company. TZ US Parent is a wholly owned subsidiary of TZ Holdings, L.P. (“TZ Holdings”), which is controlled by investment funds advised by Apax Partners, LP and Apax Partners LLP (collectively “Apax”).

TriZetto Corporation, formerly the TriZetto Group, Inc., (“TriZetto”) is a wholly owned subsidiary of TZ US Parent.

Cambia Health Solutions, Inc. (“Cambia,” formerly The Regence Group) and BlueCross BlueShield of Tennessee, Inc. have ownership interests in TZ Holdings and are TriZetto customers (Note 15).

Principal Business
TriZetto develops, licenses, implements, and supports software products for health insurance plans, third party benefit administrators, and healthcare providers. TriZetto also provides hosting, application management, business process management, consulting, and other services. We derive virtually all of our revenue from customers in the United States, and virtually all of our assets are located in the United States.

2.	Summary of Significant Accounting Policies

Basis of Presentation
The accompanying condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All adjustments considered necessary for a fair presentation have been included. These adjustments are of a normal recurring nature.

You should read these condensed consolidated financial statements in connection with our December 31, 2013 financial statements and notes thereto. The results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for our fiscal year ending December 31, 2014.

Principles of Consolidation and Basis of Presentation
We consolidate all wholly owned subsidiaries. We account for non-wholly owned investments on the equity method when we have the ability to significantly influence the operating decisions of the investee. When we do not have the ability to significantly influence the operating decisions of an investee, we use the cost method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period. Estimates are used in accounting for, among other things:

•    revenue recognition
•    sales allowances
•    allowance for doubtful accounts
•    fair value of financial instruments
•    lease classification and capital leases
•    asset impairments
•    useful lives of property, equipment and intangible assets
•    fair value of assets and liabilities acquired in business combinations

•    share based compensation
•    deferred taxes and related valuation allowances
•    uncertain tax positions
•    self-insurance obligations
•    commitments and contingencies (including contingent consideration arrangements)

Actual results may differ materially from previously estimated amounts. We review estimates and assumptions periodically and reflect revisions prospectively in the period they occur.

5

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Long-lived Assets, Including Other Definite Lived Intangible Assets
Definite lived intangible assets consist primarily of customer lists, core technology, trade names, intellectual property, non-compete agreements, and market value adjustments related to leasehold interests. These intangible assets are amortized on a straight line basis over their estimated useful lives, which range from two to 20 years. We acquired a substantial portion of our intangible assets through business combinations.

We evaluate long-lived assets and other definite lived intangible assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Goodwill and Other Indefinite Lived Intangible Assets
Under GAAP, goodwill and other indefinite lived intangible assets are not amortized but are subject to impairment testing annually or whenever indicators arise. We test goodwill and other indefinite lived intangible assets at the reporting unit level as of December 31st each year, or more often if there are impairment indicators.

Fair Value of Financial Instruments
The carrying value for cash and cash equivalents, accounts receivable, and current liabilities approximates fair value due to their short-term nature. We estimate the fair value of our term loans using recent trades; however, the market for our debt is not active (Note 9).

Revenue Recognition
We recognize revenue when:

•	persuasive evidence of an arrangement exists;

•	the product or service has been delivered;

•	fees are fixed or determinable;

•	collection is reasonably assured; and

•	all other significant obligations have been fulfilled.

We classify revenue into two categories, “Products” and “Services and other.”

Products Revenue
We generate product revenue from licensing our software. We generally recognize revenue after meeting the criteria described above and have fair value pricing for all undelivered elements sold with or around the same time as the software licenses (see discussion below regarding multiple element arrangements). For software license agreements in which customer acceptance is a significant condition of earning the license fees, revenue is not recognized until acceptance occurs. For software license agreements that require significant functionality enhancements or modification of the software, revenue for the software is recognized as these services are performed. For software license arrangements that include a right to use the product for a defined period of time or for content subscriptions, we recognize revenue ratably over the term of the license.

Services and Other Revenue
We generate services and other revenue from several sources, including the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our proprietary software products. A software element is present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. Outsourcing services revenue is typically billed and recognized monthly over the contract term, generally three to ten years. Many of our outsourcing agreements require us to maintain a certain level of operating performance. We record revenue net of estimated penalties resulting from failure to maintain this level of operating performance. Software maintenance and support revenues are typically based on one year renewable contracts and are recognized ratably over the contract period. Software maintenance in which we receive payment in advance is recorded as deferred revenue.

6

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

We also generate services and other revenue from consulting fees related to the use of proprietary and third party licensed products. These consulting arrangements include:

• implementation	• data conversion
• installation	• testing
• configuration	• training
• business process engineering	• developing functionality enhancements or modifications

Many of our consulting arrangements fall into two broad categories – 1) time and material and 2) fixed fee. For time and material based arrangements, we recognize revenue as the work is performed and expenses are incurred. For fixed fee contracts, we generally recognize revenue on a percentage of completion basis using either direct labor hours or substantive contractual milestones as the progress indicator.

On certain contracts we receive payment in advance of services performed; amounts in excess of revenue recognized are classified as deferred revenue on the Condensed Consolidated Balance Sheet. For other contracts with substantive performance criteria or “holdback” payments tied to performance, we recognize revenue when all performance deliverables are earned and all other revenue recognition criteria are satisfied. For a contract on which a loss is anticipated, we recognize the amount of the anticipated loss in the period that the loss becomes evident.

We also generate services revenue associated with preparing customers’ connectivity centers or data centers in order to ready a specific client for software hosting services. These fees are deferred and recognized ratably into revenue over the contract term, which is generally three to ten years.

We generate other services revenue from certain one-time charges, including contractual fees such as termination fees and change of control fees. We recognize the revenue for these fees once the earnings process is complete, there are no remaining substantive performance obligations, and collection is reasonably assured. We also derive services revenue from fees related to product related customer conferences, which is recognized as obligations are performed.

Revenue Recognition for Multiple Element Arrangements – Software Products and Software Related Services
For multiple element arrangements containing only software deliverables, including software licenses and maintenance support, we determine the revenue allocation based on vendor specific objective evidence (“VSOE”) of fair value. In those arrangements, we account for the delivered elements in accordance with the “residual method.” We determine VSOE of fair value for each undelivered element based on how it is sold separately, or in the case of maintenance, the renewal rate. Under the residual method, the arrangement fee is recognized as follows:

(1)
the total fair value of the undelivered elements, as indicated by VSOE of fair value, is deferred and subsequently recognized as services are delivered and all other revenue recognition requirements are met

and

(2)	the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue for the delivered elements.

For arrangements in which VSOE of fair value does not exist for each undelivered element, including specified product and upgrade rights, revenue for the delivered element is deferred and not recognized until:

(1)	VSOE of fair value is available for the undelivered element
or

(2)	delivery of each element has occurred.

If the only undelivered element is a service, revenue from the delivered element is recognized over the service period. In determining VSOE of fair value for the undelivered elements, no portion of the discount is allocated to specified product or upgrade rights. If we are unable to separate elements of a multiple element arrangement, we recognize revenue ratably over the life of the contract.

7

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Revenue Recognition for Multiple Element Arrangements – Arrangements with Software and Non-software Elements
We enter into multiple element arrangements with customers that may include a combination of our various software related products and services (described above) and non-software related products and services offerings, including hosting, business process outsourcing services, and software as a service subscription offerings. In these circumstances, we account for each element within the arrangement as a separate unit of accounting provided the following criteria are met:

(1)	the delivered products or services have value to the customer on a standalone basis;
and

(2)
for an arrangement that includes a general right of return relative to the delivered products or services, we substantially control delivery or performance of the undelivered product and such delivery or performance is considered probable.

We consider a deliverable to have standalone value if we or another vendor separately sell the product or service or it could be resold by the customer. Further, our revenue arrangements generally do not include a general right of return relative to the delivered products. Where the aforementioned criteria for a separate unit of accounting are not met, we combine the deliverable with the undelivered element(s) and treat as a single unit of accounting for the purposes of allocating the arrangement consideration and revenue recognition. For those units of accounting that include more than one deliverable but are treated as a single unit of accounting, we generally recognize revenues over the delivery period.

For multi-element arrangements that include both software and non-software deliverables, we allocate revenue to all deliverables based on their relative selling prices (described further below). We then further allocate consideration within the software group to the respective elements following the guidance in Accounting Standards Codification (“ASC”) 985-605 and our policies as described above. After allocating the arrangement consideration to the elements, we account for each respective element as described above.
We base the relative selling price for each element on the following hierarchy:

(1)	VSOE if available

(2)	third party evidence ("TPE") if VSOE is not available

(3)	estimated selling price ("ESP") if neither VSOE nor TPE are available.

When possible, we establish VSOE of selling price for deliverables in software and non-software multiple-element arrangements using the price charged for a deliverable when sold separately. For software maintenance, we use renewal rates offered to customers. We evaluate TPE by reviewing similar and interchangeable competitor products or services in standalone arrangements with similarly situated customers. If we are unable to determine the selling price because VSOE or TPE does not exist, we determine ESP for the purposes of allocating the arrangement by reviewing historical transactions, including transactions where the deliverable was sold on a standalone basis and considering several other external and internal factors including, but not limited to:

•	pricing practices including discounting;

•	margin objectives;

•	competition; and,

•	contractually stated prices.

We determine ESP through consultation with and approval by our management, taking into consideration our pricing model and go-tomarket strategy. We analyze selling prices on an annual basis or more frequently if we experience significant changes.

Revenue Recognition for Software and Service Subscription Offerings
Our software and service subscription offerings generally provide customers access to certain of our software and services for a bundled price. Generally, our software and service subscription offerings do not include multiple elements. We recognize revenue from our software and service subscription offerings ratably over the contract term, commencing at inception of the agreement and upon satisfaction of all revenue recognition criteria. We capitalize upfront expenses incurred in the implementation of our subscription offerings and amortize such elements ratably over the contract term.

8

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In our provider product line, we generate services revenue through:

•	fees charged on a per statement basis for generating and mailing patient statements;

•	subscription or transaction fees for electronic claims clearinghouse services;

•	monthly fees for the use of our customized websites that facilitate the exchange of secure information between healthcare constituents over the internet;

•	monthly or per transaction fees for a product that provides patient eligibility verification;

•	setup and annual renewal fees;

•	consulting; and,

•	fees for other supplemental services.

We recognize revenues in the period that the services are delivered, with the exception of annual renewal fees, which are amortized ratably over the following 12 month term of the agreement. Amounts billed and collected before the services are performed are included in deferred revenue.

Contingent Consideration
Contingent consideration arrangements relate to our business combinations. On the Condensed Consolidated Statement of Cash Flows, we segregate payments on these arrangements into categories.

	Payments directly related to the initial fair value established at the acquisition date	Payments related to subsequent developments
Classification	Considered a method of financing the business combination	Considered an operating expense
Treatment on the Condensed Consolidated Statement of Cash Flows	Cash outflow from financing activities	Cash outflow from operating activities

Recent Accounting Pronouncements

ASU 2014-09
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers”. ASU 2014-09 affects virtually all entities that enter into contracts with customers to transfer goods or services. This ASU will supersede certain existing revenue recognition requirements and most industry-specific guidance. While entities will still record the same total amount of revenue over time, the timing for recognition could be different compared to existing guidance.

This standard will be effective for us on January 1, 2018. We are currently evaluating the impact ASU 2014-09 will have on our financial position and results of operations.

ASU 2014-12
In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 resolves the diversity in accounting treatment on certain share based payments issued to employees where the vesting is contingent upon performance targets.

This standard will be effective for us on January 1, 2016. We do not expect the adoption of ASU 2014-12 to have a significant impact on our consolidated financial statements.

9

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.	Long-term Investments

The following table summarizes our long-term investments.

	QCA	Other	Total
	(in thousands)
Balance as of December 31, 2013	$1,200	$1,126	$2,326
Loss from equity method investment	(654)	—	(654)
Sale of investment	(546)	—	(546)
Balance as of September 30, 2014	$—	$1,126	$1,126

QualChoice Holdings, Inc. (“QCA”) is a health maintenance organization that offers managed care benefits in Arkansas. In May 2014, we sold our entire interest in QCA.

4.	Property and Equipment

The following table summarizes our property and equipment. We reclassified certain December 31, 2013 amounts to conform to the current period presentation.

	Depreciable or	As of
	Amortizable Life	September 30,	December 31,
	(in years)	2014	2013
		(in thousands)
Software	3 to 5	$94,451	$90,410
Computer equipment	3 to 5	93,164	89,369
Leasehold improvements	*	27,967	24,614
Building	15	27,423	27,423
Furniture and fixtures	7	11,751	11,630
Other property and equipment	5 to 20	3,575	5,657
Total cost basis		258,331	249,103

Less: Accumulated depreciation and amortization		(145,867)	(120,922)
Net book value		$112,464	$128,181

* We depreciate leasehold improvements over the shorter of the economic life or the lease term.

The following table summarizes depreciation expense on property and equipment, including assets acquired under capital lease agreements, and amortization of capitalized software development costs (Note 5) recognized on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

	For the Nine Months
	Ended September 30,
	2014	2013
	(in thousands)
Cost of revenue – services and other	$16,785	$14,701
Selling, general and administrative	9,095	8,484
Cost of revenue – products	7,172	7,800
Research and development	624	801
	$33,676	$31,786

Impairment charges during the nine months ended September 30, 2014 and 2013 were not significant.

10

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5.	Capitalized Software Development Costs

The following tables present information regarding our software development costs.

	As of
	September 30,	December 31,
	2014	2013
	(in thousands)
Capitalized software development costs	$65,085	$54,167
Accumulated amortization	(29,728)	(23,577)
	$35,357	$30,590

For the Nine Months
Ended September 30,
2014
(in thousands)
Balance as of beginning of the period	$30,590
Software development costs capitalized during the period	11,435
Capitalized interest	414
Impairment charges and other	8
Amortization expense	(7,090)
Balance as of end of the period	$35,357

Impairment charges are included primarily in “Cost of revenue – services and other” and “Cost of revenue – products” on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

6.	Goodwill and Other Intangible Assets

The following tables summarize our goodwill and other intangible assets.

		As of
	Amortizable Life	September 30,	December 31,
	(in years)	2014	2013
		(in thousands)
Goodwill	—	$911,979	$911,979

Other intangible assets
Core technology and intellectual property	5 to 14	$236,742	$236,742
Customer lists	3 to 20	138,450	138,450
Trade names - non-amortizable	—	28,000	28,000
Trade names - amortizable	3 to 20	16,465	16,465
Other intangible assets	2 to 10	2,749	2,749
		422,406	422,406
Less: Accumulated amortization
Core technology and intellectual property		(162,671)	(151,765)
Customer lists		(48,894)	(41,100)
Trade names		(6,360)	(5,335)
Other intangible assets		(1,800)	(1,380)
		(219,725)	(199,580)

Net book value		$202,681	$222,826

	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
Future Amortization Expense	$174,681	$6,493	$25,885	$25,693	$25,619	$19,703	$71,288

We did not identify any impairment indicators during the nine months ended September 30, 2014 and 2013.

11

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.	Fair Value Measurements

We define fair value in accordance with GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). In determining fair value, we utilize a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels.

Level	Definition	Applicability
Level 1	Direct observable inputs that involve limited use of estimates and assumptions	cash and cash equivalents, accounts receivable, current assets, and current liabilities (excluding the current portion of our term loans)
Level 2
Observable inputs other than quoted prices included in Level 1, including quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar instruments in markets that are not active recent trades for our term loans (the market for our debt is not active)
Level 3	Unobservable inputs that reflect the entity’s own assumptions about what factors market participants would use in pricing the asset or liability
The present value of contingent consideration liabilities associated with our business combinations is based on a probability weighted analysis of attaining the target financial measures. We base this analysis on future revenue secured by customer contracts and historical financial results. In addition, we place equal emphasis on unobservable inputs that reflect our own assumptions, which include:

•    competitive landscape
•    economic conditions
•    feedback from our sales team regarding timing, amount, and likelihood of prospective sales
•    anticipated impact of healthcare reform
•    potential cross selling opportunities created as a result of business combinations
•    the risk-adjusted discount rate used to present value the liability, which was 10.5% at September 30, 2014 and December 31, 2013.

In general, changes in any individual assumption that result in additional revenue will increase the fair value of the contingent consideration liability by a proportionate amount. An increase in the discount rate results in a decrease to the fair value of contingent consideration liability.

During the nine months ended September 30, 2014, there were no transfers between levels.

12

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Our contingent consideration liabilities are the only items on our Condensed Consolidated Balance Sheet subject to fair value measurements on a recurring basis. The carrying value for cash and cash equivalents, accounts receivable, current assets, and current liabilities (excluding the current portion of our term loans) approximates fair value due to their short-term nature. Refer to Note 9 for the fair value of our debt obligations.

The actual cash payments for final settlement of our contingent consideration liabilities may materially differ from our estimates. Refer to Note 13 for additional information, including the maximum potential payout. Adjustments to contingent consideration liabilities (excluding acquisition method accounting entries) are recorded to “Selling, general and administrative expense” on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

The following table summarizes our contingent consideration liabilities.

	Carrying Value				Carrying Value
	and				and
	Fair Value	Fair Value Measurement as of			Fair Value	Fair Value Measurement as of
	As of	September 30, 2014			As of	December 31, 2013
	September 30,	(Using Fair Value Hierarchy)			December 31,	(Using Fair Value Hierarchy)
Transaction	2014	Level 1	Level 2	Level 3	2013	Level 1	Level 2	Level 3
	(in thousands)
Kocsis	$630	$—	$—	$630	$1,165	$—	$—	$1,165
NHXS	454	—	—	454	454	—	—	454
MDE	—	—	—	—	3,000	—	—	3,000
ClaimLogic	—	—	—	—	3,400	—	—	3,400
Other	570	—	—	570	570	—	—	570
	$1,654	$—	$—	$1,654	$8,589	$—	$—	$8,589

8.	Accrued Liabilities and Other

The following table summarizes our accrued liabilities.

	As of
	September 30,	December 31,
	2014	2013
	(in thousands)
Payroll, benefits, and related costs	$45,923	$51,414
Professional fees and other	11,894	8,614
Facility costs	3,459	5,654
Income and other taxes	3,454	4,640
Royalties	446	385
Vendor fees and related costs	98	1,356
	$65,274	$72,063

13

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9.	Debt

The following table summarizes our debt agreements.

	As of
	September 30,	December 31,
	2014	2013
	(in thousands)
First lien term loan, due 2018	$611,059	$633,750
Second lien term loan, due 2019	150,000	150,000
Total debt	761,059	783,750
Less: Current portion	—	(22,691)
Less: Original issuance discount costs	(10,228)	(12,296)
Long-term debt, net of current portion and original issue discount costs	$750,831	$748,763

The following table summarizes our future principal and interest payments.

	Payments by Calendar Year
	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
First lien term loan	$611,059	$—	$1,625	$6,500	$6,500	$596,434	$—
Second lien term loan	150,000	—	—	—	—	—	150,000
Interest expense on first lien term loan	104,593	7,418	29,428	29,312	28,919	9,516	—
Interest expense on second lien term loan	58,083	3,258	12,927	12,963	12,927	12,927	3,081
	$923,735	$10,676	$43,980	$48,775	$48,346	$618,877	$153,081

First Lien Term Loan
As a result of the one-time additional principal payment discussed below, we have no required payments on our first lien term loan until December 2015. Beginning in December 2015, we are required to make quarterly principal payments of $1.6 million. The first lien term loan has a balloon payment upon maturity in May 2018.
The interest rate on our first lien term loan is variable. We have the option of either the adjusted LIBOR or alternate base rate (“ABR”). If we fail to specify a rate, the ABR applies.

Adjusted LIBOR	Alternate Base Rate
LIBOR (subject to a 1.25% minimum) plus an applicable rate of 3.50%. The applicable rate is constant for the duration of the loan.
The ABR plus an applicable rate of 2.50%. The applicable rate is constant for the duration of the loan. ABR is the greater of:
(1)    the prime rate in effect on such day
(2)    the federal funds rate in effect on such day plus 0.50%
(3)    LIBOR for a one month interest period plus 1.00%
or
(4)    2.25%

The interest periods for LIBOR based rates may be one, two, three or six months, with some limited exceptions. As of September 30, 2014 and December 31, 2013, we used the adjusted LIBOR method, and the interest rate in effect was 4.75%. The future interest payments reflected in the table above assume this interest rate through maturity.

14

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Second Lien Term Loan
In September 2012, we entered into a $150.0 million second lien term loan agreement. This term loan is a secured obligation that is ranked junior in right of payment to our first lien term loan and revolving credit facility. The principal is payable at maturity in March 2019.

Interest on the second lien term loan is variable. We have the option of either the adjusted LIBOR or alternate base rate. If we fail to specify a rate, the ABR applies.

Adjusted LIBOR	Alternate Base Rate
LIBOR (subject to a 1.25% minimum) plus an applicable rate of 7.25%. The applicable rate is constant for the duration of the loan.
The ABR plus an applicable rate of 6.25%. The applicable rate is constant for the duration of the loan. ABR is the greater of:
(1)    the prime rate in effect on such day
(2)    the federal funds rate in effect on such day plus 0.50%
(3)    LIBOR for a one month interest period plus 1.00%
or
(4)    2.25%

The interest periods for LIBOR based rates may be one, two, three or six months, with some limited exceptions. As of September 30, 2014 and December 31, 2013, we used the adjusted LIBOR method, and the interest rate in effect was 8.50%. The future interest payments reflected in the table above assume this interest rate through maturity.

Covenants and Requirements
The debt agreements contain a number of covenants that restrict, among other things, our ability to:

• incur additional indebtedness	• make investments, loans or advances
• create liens	• prepay certain indebtedness
• enter into sale and leaseback transactions	• make certain acquisitions
• engage in mergers or consolidations	• engage in certain transactions with affiliates
• sell or transfer assets	• amend material agreements governing certain indebtedness
• pay dividends and distributions	• change our lines of business
• repurchase our capital stock

The debt agreements require prepayment of the term loans with up to 100% of excess cash flow (as defined in the agreement) and the net proceeds from certain asset sales, casualty events and debt issuances. No prepayments are required under the second lien term loan when amounts are outstanding under the first lien term loan or revolving credit facility. These mandatory prepayments can be reduced or eliminated based on attaining certain leverage ratios.

All obligations under the debt agreements are secured by:

•	TriZetto and substantially all of our existing and future direct, wholly owned material domestic subsidiaries

•	65% of the equity interests of substantially all of our wholly owned material foreign subsidiaries

•	mortgages on substantially all of our tangible and intangible assets

15

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The first lien term loan and revolving credit facility require us to maintain certain leverage ratios based on balances outstanding as the numerator and adjusted EBITDA (as defined in the agreement) as the denominator:

•	a maximum total leverage ratio of 6.50:1.00 when incurrence of indebtedness consists of unsecured debt

•
a maximum senior secured leverage ratio between 5.50:1.00 and 5.00:1.00, effective in the event that borrowing on the revolving credit facility has occurred or the total outstanding letters of credit total $5.0 million or more

•
a maximum senior secured leverage ratio of 4.50:1.00, effective in the event that borrowing on the incremental credit extension has occurred and contain certain customary affirmative covenants and events of default

As of September 30, 2014, we had no borrowings outstanding against our $85.0 million revolving credit facility, and our outstanding letters of credit (Note 12) were less than $5.0 million. As a result, the above financial ratio covenants were not applicable. All other covenants are still effective, and we were in compliance.

Revolving Credit Facility
The following table summarizes information regarding our $85.0 million revolving credit facility.

	As of
	September 30,	December 31,
	2014	2013
	(in thousands)
Borrowings outstanding	$—	$—
Maximum available after consideration of standby
letters of credit (Note 12)	$80,248	$80,248

Fair Value
The following table summarizes the carrying and fair values of our debt.

	As of
	September 30, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in thousands)
First lien term loan, due 2018	$611,059	$610,295	$633,750	$627,016
Second lien term loan, due 2019	150,000	151,313	150,000	144,000
	$761,059	$761,608	$783,750	$771,016

We estimate the fair value of our term loans using recent trades; however, the market for our debt is restricted to accredited investors and institutions. As a result, we consider this a Level 2 measurement within the fair value hierarchy (Note 7). Our revolving credit facility does not trade.

One-Time Principal Payment
In connection with the excess cash provisions in our covenants, we made a $21.1 million, one-time additional principal payment on our first lien term loan in April 2014.

16

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.	Share and Cash Based Employee Incentive Plans

Management Incentive Share Plan
TZ Holdings issues awards under the Management Incentive Share Plan (“MISP”) to certain employees to encourage continued service. The MISP awards consist of the right to receive TZ Holdings Common Series B shares. The rights to receive such shares vest based on certain service and performance conditions. Performance conditions include the sale, liquidation, or qualified public offering of TZ Holdings in a material event (“Material Event”) as defined in the TZ Holdings Partnership Agreement. We recognize expense associated with the MISP because the employee participants are rendering services to TriZetto. Share based compensation cost is based on the award’s estimated fair value and recognized as expense ratably over the requisite service period or upon satisfaction of the performance conditions.

MISP awards generally consist of 50% service based awards and 50% performance based awards, both of which have vesting provisions and restrictions.

Service Based Awards	Performance Based Awards
25% of the award vests on the first anniversary date from the date of grant	In general, 100% of the awards vests when a Material Event occurs and certain valuation thresholds are achieved
75% of the award vests in equal monthly installments during the following 36 months	Certain MISP awards contain additional vesting conditions based on individual employee performance goals (“employee specific performance based awards”)
In the case of a Material Event, 100% of the unvested service based awards vest automatically

Upon termination of employment, TZ Holdings has the option to repurchase the employees’ vested and unvested MISP awards.

The following table summarizes non-cash, share based compensation expense for the MISP recognized on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss). Negative amounts represent changes in fair value and forfeitures. Amounts recorded as non-cash, share based compensation expense are recorded to “Additional paid-in capital” on the Condensed Consolidated Balance Sheet.

	For the Nine Months
	Ended September 30,
	2014	2013
	(in thousands)
Selling, general and administrative	$10,077	$(1,619)
Cost of revenue – services and other	2,023	608
Research and development	799	157
Cost of revenue – products	153	23
0	$13,052	$(831)

The following table summarizes our MISP award activity.

For the Nine Months
Ended September 30,
2014
(in thousands)
Number of MISP awards outstanding, beginning of period	29,282
Granted	8,030
Repurchases	(3,400)
Number of MISP awards outstanding, end of period	33,912

Number of remaining MISP awards available for
issuance at end of period	15,088

17

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Circle of Distinction Shadow Equity Plan
In May 2011, we initiated the TriZetto Circle of Distinction Shadow Equity Plan (“COD”), which entitles certain employees to the right to cash payments. COD awards are performance based MISP awards, and cash payments will only be made on the achievement of a Material Event. Accordingly, no expense has been recorded.

The following table summarizes our COD award activity.

For the Nine Months
Ended September 30,
2014
(in thousands)
Number of COD awards outstanding, beginning of period	1,000
Granted	—
Repurchases, forfeitures, and cancellations	—
Number of COD awards outstanding, end of period	1,000

Number of remaining COD awards available for
issuance at end of period	—

Refer to Note 16 for future expense associated with our MISP and COD awards.

11.	Income Taxes

We recorded an income tax expense of $13.5 million, a 54.3% effective tax rate, for the nine months ended September 30, 2014, compared to an income tax benefit of $32.0 million, a 45.6% effective tax rate, for the nine months ended September 30, 2013.

For the nine months ended September 30, 2014, the principal differences between our effective tax rate and the U.S. statutory rate are the effects of the non-deductibility of the share based compensation expense, state taxes, and items originating in the prior year. For the nine months ended September 30, 2013, the principal differences between our effective tax rate and the U.S. statutory rate are the effects of state taxes, tax credits, and items originating in the prior year.

18

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12.	Commitments and Contingencies

The following table summarizes future maturities of our long-term debt and contractual obligations.

	Payments by Calendar Year
	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
First lien term loan	$611,059	$—	$1,625	$6,500	$6,500	$596,434	$—
Second lien term loan	150,000	—	—	—	—	—	150,000
Lease financing obligation	38,643	395	1,691	1,848	2,014	2,189	30,506
Interest expense on first lien term loan	104,593	7,418	29,428	29,312	28,919	9,516	—
Interest expense on second lien term loan	58,083	3,258	12,927	12,963	12,927	12,927	3,081
Interest expense on financing obligation	13,627	428	1,667	1,589	1,503	1,410	7,030
Operating lease obligations,
net of sublease income	45,385	2,022	7,210	5,398	5,932	5,954	18,869
Purchase obligations	19,311	12,861	4,966	1,227	158	99	—
	$1,040,701	$26,382	$59,514	$58,837	$57,953	$628,529	$209,486

The interest rate on our term loans is variable. The future interest payments reflected in the table above assume the following interest rates through maturity:

First lien term loan     4.75%
Second lien term loan    8.50%

This assumption is based on the actual interest rates in effect as of September 30, 2014.

Advisory Fee
In addition to the commitments in the table above, we have an annual advisory service fee payable to Apax (Note 15).

Restricted Cash
We have a $2 million certificate of deposit that serves as collateral to maintain a credit limit under one of our vendor relationships.

Other
As of September 30, 2014 and December 31, 2013, we had four unused standby letters of credit in the aggregate amount of $4.8 million, which serve as security deposits for certain operating leases.

19

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13.	Contingent Consideration and Holdbacks

In connection with our business combinations, former owners of the acquired businesses are entitled to receive future contingent consideration and other payments as indicated in the following table. We record contingent consideration at present value based on a probability weighted analysis of attaining the target.

	Maximum		Contingent Payment Fair Value
	Remaining		Recorded on
	Potential	Basis For Measuring	Condensed Consolidated Balance Sheet
	Contingent	Contingent Payment	As of September 30, 2014			As of December 31, 2013
Transaction	Payout	"Target"	Total	Current	Long-Term	Total	Current	Long-Term
	(in thousands)		(in thousands)
		Various financial metrics
Kocsis	$17,366	2012 to 2014	$630	$630	$—	$1,165	$626	$539

		Settlement of potential
		claims and resolution of
NHXS	454	administrative matters	454	454	—	454	454	—

		Various financial metrics
MDE	—	2012 to 2013	—	—	—	3,000	3,000	—

		Settlement of potential
		claims and resolution of
ClaimLogic	—	administrative matters	—	—	—	3,400	3,400	—

		Settlement of
		potential claims and
		resolution of
Other	570	administrative matters	570	570	—	570	320	250

	$18,390		$1,654	$1,654	$—	$8,589	$7,800	$789

The following table summarizes activity in our contingent consideration liabilities.

For the Nine Months
Ended September 30,
Transaction	2014
(in thousands)
Balance as of beginning of the period	$8,589
Adjustments (1)	86
Payments	(7,021)
Balance as of end of the period	$1,654

(1)	Adjustments are recorded to “Selling, general and administrative expense” on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

We will continue to evaluate the contingent consideration liabilities on a periodic basis.

20

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

14.	Legal Proceedings

We are subject to various legal matters and claims, either asserted or unasserted, which arise in the ordinary course of business. We do not believe the outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our results of operations, financial position, or cash flows.

15.	Related Party Transactions

Sales to Related Parties
Cambia and BlueCross BlueShield of Tennessee, Inc. (Note 1) are TriZetto customers. The following tables summarize transactions with these customers.

	For the Nine Months
	Ended September 30,
	2014	2013
Revenue From Related Parties	(in thousands)
Cambia	$16,145	$17,261
BlueCross BlueShield of Tennessee, Inc.	7,591	7,496
	$23,736	$24,757

	As of
	September 30,	December 31,
Accounts Receivable From Related Parties	2014	2013
	(in thousands)
Cambia	$5,004	$2,524
BlueCross BlueShield of Tennessee, Inc.	1,625	33
	$6,629	$2,557

Advisory Fee
We have an agreement with Apax to pay an annual advisory service fee of $1.6 million as well as fees for certain transactions. Additional fees are due should we consummate a sale, refinancing, divestiture, initial public offering, or similar transaction.

Related Party Note Receivable
On June 26, 2014, TZ Holdings executed a $1.7 million promissory note payable to us in connection with our cash transfer of that amount to TZ Holdings This note receivable accrues interest at a rate of 1.91% compounded annually and is due on December 31, 2019.

21

TZ US PARENT, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

16.	Subsequent Events

Pending Sale
On September 14, 2014, TZ US Parent and Cognizant Technology Solutions Corporation (“Cognizant”) entered into a stock purchase agreement where Cognizant agreed to purchase 100% of our outstanding common stock. The closing is contingent on regulatory approval and other conditions. The successful closing of this transaction will qualify as a Material Event for our MISP and COD plans (Note 10).

The following table summarizes the estimated future expense associated with the above incentive plans assuming the Cognizant transaction closes during 2014 at the anticipated purchase price. The purchase price is dependent on working capital balances on the closing date, fees, closing costs, and other factors.

	Expense by Calendar Year
	Total	2014	2015	2016	2017	2018
	(in thousands)
Future expense associated with the MISP and COD	$48,065	$48,065	$—	$—	$—	$—

We evaluated subsequent events through October 27, 2014, which is the date the financial statements were available to be issued. Aside from the items noted above, there are no material subsequent events requiring disclosure.

22